Exhibit 10.12(a)

FIRST AMENDMENT
TO THE RESTATED SKYWEST, INC.
2002 DEFERRED COMPENSATION PLAN

        This First Amendment to the Restated SkyWest, Inc. 2002 Deferred Compensation Plan (the "Plan") is adopted effective as of December 31, 2008 by SkyWest, Inc., a Utah corporation (the "Company") as sponsor of the Plan.

        WHEREAS, the Company maintains the Plan for the benefit of its eligible employees and the eligible employees of SkyWest Airlines, Inc.; and

        WHEREAS, the Plan was amended and restated in 2007 effective January 1, 2008; and

        WHEREAS, the Company desires to further amend the Plan to clarify the ability of the Company to make Company contributions in differing amounts and rates for individual Plan participants; and

        WHEREAS, the Company desires to amend the Plan to expand the list of officers who are authorized to execute amendments to the Plan.

        NOW, THEREFORE, the Plan is hereby amended as follows:

        1.     The text of Section 5.1 of the Plan is hereby deleted in its entirety and is replaced with the following:

    "Discretionary Company Contributions. The Participating Employer may, from time to time in its sole and absolute discretion, credit Company Contributions to any Participant in any amount determined by the Participating Employer. Such contributions will be credited to a Participant's Retirement/Termination Account. For any Plan Year, the amount and rate of such Company Contribution, as a percentage of a Participant's Compensation, credited to any Participant may vary from Participant to Participant in the sole discretion of the Participating Employer."

        2.     The text of Section 10.1 of the Plan is hereby deleted in its entirety and is replaced with the following:

    "Amendment and Termination. The Company, acting through its Board of Directors, board Compensation Committee, Chief Executive Officer, Chief Financial Officer, or Vice President Finance and Treasurer may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article X. Each Participating Employer may also terminate its participation in the Plan."

        3.     The text of Section 10.2 of the Plan is hereby deleted in its entirety and is replaced with the following:

    "Amendments. The Company, by action taken by its Board of Directors, board Compensation Committee, Chief Executive Officer, Chief Financial Officer, or Vice President Finance and Treasurer, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date) or reduce any rights of a Participant under the Plan or other Plan features with respect to Deferrals made prior to the date of any such amendment or restatement without the consent of the Participant."

        4.     The text of Section 10.3 of the Plan is hereby deleted in its entirety and is replaced with the following:

    "Termination. The Company, by action taken by its Board of Directors, board Compensation Committee, Chief Executive Officer, Chief Financial Officer, or Vice President Finance and

    Treasurer, may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent and in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix). If a Participating Employer terminates its participation in the Plan, the benefits of affected Employees shall be paid at the time provided in Article VI."

        IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed this    day of December, 2008.

SKYWEST, INC.
By:	/s/ BRADFORD R. RICH
Bradford R. Rich Chief Financial Officer